Exhibit 99.03

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui partnership enters a new phase:

Second wound ambulance established in Monterrey

Monterrey, Mexico, and Witten, Germany, December 4, 2007 – Sangui Latino America and SanguiBioTech GmbH executives jointly opened another wound management ambulance in the center of Monterrey, Mexico, on the occasion of a three day working visit.  SanguiBioTech GmbH Managing Director Humbertus Schmelz and Sangui Marketing Representative Renate Pentzien discussed the next steps of the successful cooperation of the two companies with the Mexican partners.  An enlarged series of cosmetics presented by Renate Pentzien on this occasion met considerable interest.

State health authorities support approval and practical use of wound management products

Submitted were letters of the State Ministry of Health of the Mexican state of Tamaulipas.  In those letters the health authorities underscore their support of both, the further wound management projects as well as the planned preclinical and clinical tests aiming at the approval of Sangui’s blood additive.  Starting early in 2008, clinical studies will be carried out at the General Hospital of Ciudad Victoria, Tamaulipas’ capital, using Sangui’s wound management products (Scabremove for wound debridement, the Hemospray wound spray and the Chitoskin wound pad) on another 30 patients suffering from chronic wounds.  In charge of the studies will be specialist doctors at this hospital in cooperation with Sangui medical staff.  It is being anticipated that the studies will be accomplished in the course of the first half of 2008.

According to additional information provided by Sangui Latino America, a healthy authority approval of the Sangui products as medical products will be available shortly after the successful accomplishment of this study.  Moreover, Sangui Latino America indicated that the State of Tamaulipas intends to make comprehensive practical use of Sangui’s products in hospitals and medical institutions under its responsibility.

Both companies appreciated this official commitment as the most important result of their cooperationso far.  It underlines the success of the therapeutic work carried out in the private ambulances, which completely yielded the expected healing results.  According to the Mexican partners, a medical productsapproval by the Tamaulipas State Ministry will immediately put Sangui in the position to service not only the Mexican but also the entire Latin American market.

Mexico counts approximately 17 million diabetes II patients, the care and therapy of whom consumes more than 30% of the Mexican health budget – at a still increasing percentage.  Other reasons for the occurrence of chronic wounds include ulcus cruris or amputations, all of which are eligible for treatments with Sangui products.  Clinical data obtained in Mexico will be beneficial also for the EU approval process, which continues to be on schedule.

Definite planning starts for blood additive project

The Tamaulipas State Ministry has additionally declared its comprehensive support for the blood additive project including in particular the preclinical and clinical studies.  Sangui Latino America and SanguiBioTech GmbH, therefore, have started definite planning aimed at the fastest and most efficient ways to carry out this key project.  The respective planning how to produce the test substance needed for the preclinical testing has already been completed.  Currently, the favorite option is to establish the production facility in the existing clean rooms of SanguiBioTech in Witten, Germany.  The test design describing the toxicological as well as pharmacological tests of the preclinical phase will be written in close cooperation with the authorities in Ciudad Victoria.  Starting immediately, test designs for possible clinical studies will be elaborated in mutual understanding of all parties involved.  The target is to identify and weigh different possible indication including in particular heart attack and lung shock.  It is the common understanding of the partners to look at a project start in the course of the first half of 2008.

The two companies in Germany and Mexico which are not affiliated legally have established a trustful partnership which now becomes increasingly closer.

Hubertus Schmelz underscores, therefore: “We are very satisfied with the course things in Mexico are now taking thanks to the energy of our partners.  Their commitment, their willingness to invest and their determination are paramount examples for the industry.  They allowed our wound management products to show in a large number of patients that they actually work the way we expected them to.  Based on the test results obtained so far we expect that we will be able to accomplish the additional 30 patient study successfully and at short notice.  The entailing official approval as medical products would give us access to important and large markets.  And, we are particularly excited about the prospects for the blood additive – as this key venture of our company will enter definite planning and roll-out at last.  We are more than grateful for our partners in Mexico.  It is their strong commitment which makes all this fast progress happen.”

The joint prospects are being confirmed by Sangui Latino America President Eduardo Mena: “In the past couple of months, we have been able to convince ourselves that Sangui’s wound management products and concepts do keep what they promise.  We are determine, therefore, to further extend our commitment and to take the necessary steps towards product approval in close accordance with the Tamaulipas authorities.  Jointly also we shall proceed with the blood additive project, as we consider it a product which will eventually help treating severly ill patients and even save their lives.  We are well aware of the financial requirements, but we are deeply convinced that this is an investment which will pay back.”

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.